Exhibit 99.1

Chilean Cobalt Corp. Announces Appointment of Ash Lazenby to the Board of Directors

BERWYN, PA / ACCESS Newswire / July 29, 2025 / Chilean Cobalt Corp. (OTCQB:COBA) ("Chilean Cobalt" or the "Company") is pleased to announce the appointment of Ash Lazenby to its Board of Directors. Ash is an experienced critical minerals trader, battery supply chain investor, and strategic advisor.

This Board appointment further strengthens Chilean Cobalt's leadership team as the Company advances its strategic focus on becoming a key player in the battery and specialty alloys supply chain in the Americas. Ash's extensive commercial experience, deep industry relationships, and track record of executing high-impact transactions across the cobalt and broader critical minerals markets position him to provide strategic insights and connections as the Company progresses its project development goals at La Cobaltera and evaluates broader growth opportunities.

For the past eight years Ash was at Glencore, initially in Switzerland across finance and global cobalt trading functions, and then in New York as a senior critical minerals trader running the North American cobalt business and expanding the lithium portfolio. Ash's role spanned spot trading, long term structured contracts, and strategic investments into key battery supply chain players. Ash originated, executed, and maintained various key Glencore trading partnerships including Tesla and General Motors.

Ash was previously a natural resources sector sell side analyst, covering small caps through to the major diversified miners. Prior to this he was an investment banker, raising capital and executing M&A for resources companies.

Ash holds a Master of Physics from Oxford University.

About Chilean Cobalt Corp.

Chilean Cobalt Corp. is a US-based and US-listed critical minerals exploration and development company focused on the La Cobaltera cobalt-copper project in northern Chile, one of the world's few primary cobalt districts. Chilean Cobalt is committed to creating ecological and social value for all stakeholders; economic value for Chile and the Chilean communities in which it operates; and financial value for its shareholders.

Safe Harbor Statement

This news release may contain statements that involve expectations, plans or intentions (such as those relating to future business or financial results) and other factors discussed from time to time in the Company's Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as "may," "should," "expect," "anticipate," "believe," "estimate," "intend," "plan" and other similar expressions. Examples of forward-looking statements, include, among others, statements the Company makes regarding its ability to establish "Proven" or "Probable" Reserves, as defined by the SEC under Industry Guide 7, through the completion of a Definitive Feasibility Study for the minerals that the Company seeks to produce and the inherent risks of mining, exploration, development, and processing operations that may negatively impact the business. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within the control of the Company. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACTS:

Chilean Cobalt Corp.
Duncan T. Blount
Chairman & CEO
Duncan.Blount@chileancobaltcorp.com